Exhibit 99.1

Cerus Corporation Prices Public Offering of Common Stock and Warrants

CONCORD, California— November 10, 2010—Cerus Corporation (NASDAQ: CERS) today announced the pricing of an underwritten public offering of 7,368,422 units, with each unit consisting of one share of its common stock and a warrant to purchase 0.5 of a share of its common stock, at a price to the public of $2.85 per unit. The aggregate public offering price of this offering is approximately $21.0 million, and the net proceeds to the Company, after deducting underwriting discounts and commissions, but before legal and other estimated offering expenses, are expected to be approximately $19.7 million. The offering is expected to close on or about November 15, 2010, subject to customary closing conditions. Each warrant will have an exercise price of $3.20 per share, will be exercisable six months after the date of issuance and will expire five years from the date of issuance. The shares of common stock and the warrants are immediately separable and will be issued separately.

Jefferies & Company, Inc. is acting as sole book-running manager for the offering and Robert W. Baird & Co. Incorporated is acting as co-lead manager for the offering. Cerus anticipates using the net proceeds from the offering for general corporate purposes, including research and development expenses, selling, general and administrative expenses and manufacturing expenses. In addition, Cerus may use a portion of the net proceeds for the repayment of indebtedness.

The securities described above are being offered by Cerus pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on December 17, 2008. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion.

INTERCEPT and INTERCEPT Blood System are trademarks of Cerus Corporation.

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138